Exhibit 5
May 9, 2005

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

Ladies and Gentlemen:

We have acted as counsel for McMoRan Exploration Co., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance by the Company of 3,500,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to the terms of the McMoRan Exploration Co. 2005 Stock Incentive Plan (the “Plan”) and related preferred stock purchase rights.

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:  /s/ Margaret F. Murphy
                       Margaret F. Murphy
                        Partner